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                                                                    EXHIBIT 3.4

                               CERTIFICATE OF AMENDMENT
                                         TO
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                        OMNILYNX COMMUNICATIONS CORPORATION


     PURSUANT to the provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law (the "DGCL"), OmniLynx Communications Corporation, a corporation duly organized and existing under the DGCL (the "Corporation"), does hereby certify that:

     I. The Board of Directors of the Corporation (the "Board"), by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Amendment").

     II. Thereafter, the Amendment set forth below was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL by written consent in lieu of a special meeting.

     III. Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation is deleted and replaced in its entirety as follows:

                                     "ARTICLE 1
                                         NAME

          The name of the corporation is InfoHighway Communications Corporation (the "Corporation")."

     IN WITNESS WHEREOF, OmniLynx Communications Corporation has caused this certificate to be executed by Joseph A. Gregori, its authorized officer, on this 31st day of August 1999.

                                   OMNILYNX COMMUNICATIONS CORPORATION



                                   By:  /s/  JOSEPH A. GREGORI
                                      ------------------------------------------
                                      Joseph A. Gregori, Chief Executive Officer